UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HealthWarehouse.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT INFORMATION FROM YOUR BOARD OF DIRECTORS

July 29, 2013

Dear Fellow Common Stockholder:

Your Board of Directors urges you to vote the enclosed WHITE proxy card today. You may also vote by telephone or the Internet by following the instructions on the WHITE card. Every vote is important!

Please do not vote any proxy sent to you by HWH Lending, LLC and Milfam I L.P. or their affiliates Karen Singer and Lloyd I. Miller, who hold a majority of our outstanding Series B preferred stock (the “Preferred Series B Group”). If you have already done so, you can still vote the enclosed WHITE proxy card, as only your latest dated proxy counts.

THE PREFERRED SERIES B GROUP IS SEEKING CONTROL OF YOUR COMPANY!

•	The Preferred Series B Group has had representation on your Board of Directors since December 2010, as Matthew Stecker is the group’s representative.

•	We offered the Preferred Series B Group a second seat on your Board after the director who controls our Series C preferred stock resigned, but the Preferred Series B Group was not satisfied with two seats on your five-member Board.

•	The Preferred Series B Group is seeking to elect three directors at the meeting, in addition to their Series B seat, which will give them control of your Board and control of your Company!

THE PREFERRED SERIES B GROUP IS NOT OFFERING ANY CONTROL PREMIUM TO OUR COMMON STOCKHOLDERS!

•	We believe it is appropriate for anyone seeking control of your Company to pay a control premium to our common stockholders, even if they are not required by law to do so.

WE BELIEVE THE PREFERRED SERIES B GROUP MAY ATTEMPT TO LIQUIDATE THE COMPANY OR SELL THE COMPANY’S ASSETS FOR THEIR BENEFIT IF IT ACQUIRES MAJORITY CONTROL OF YOUR BOARD OF DIRECTORS! THIS WILL LIKELY WIPE OUT THE VALUE OF YOUR COMMON STOCK!

•	The Preferred Series B Group tried to force a sale of substantially all of the Company’s assets in January 2013 in order to have their loans repaid.

•	If the Company was to be liquidated or if substantially all of its assets were sold, the first $5 million of net sales proceeds would be paid to the holders of our outstanding Series B and Series C preferred stock.

•	In February 2013, the holders of our Series C redeemable preferred stock provided a notice of redemption to the Company, which requires the Company to redeem the Series C preferred stock for $1.0 million as and when assets become available.

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•	Because the Series B preferred stock is not redeemable at the election of the holders of such stock, we believe the Preferred Series B Group may attempt to liquidate the Company in order to receive as much of the $4 million liquidation preference for their Series B preferred as they can, especially in light of their failed attempt in January 2013.

•	The Preferred Series B Group has stated in its filings with the Securities and Exchange Commission that the group reserves the right to “take any and all actions that the [group] may deem appropriate” with respect to the Company, including formulating other as-yet-unspecified plans regarding your Company.

The Company’s total assets were approximately $2.2 million at December 31, 2012. Because your Company is a VIPPS (Verified Internet Pharmacy Practice Sites) accredited mail-order pharmacy with licenses in all 50 states and the District of Columbia, we believe the Company’s intrinsic value substantially exceeds its total assets. However, if the holders of the Series B and Series C preferred stock force a sale of the Company’s assets, the value of our outstanding common stock will likely be eliminated.

WE BELIEVE THE PREFERRED SERIES B GROUP IS NOT ACTING IN THE BEST INTERESTS OF OUR COMMON STOCKHOLDERS!

•	In January 2013, the Preferred Series B Group tried to force a sale of substantially all of the Company’s assets and put the Company into involuntary bankruptcy in order to have their loans repaid, even though they knew at the time that we were in the process of selling additional shares of common stock in order to repay them. We repaid their loans in full on February 1, 2013.

•	After we fully repaid their loans, members of the Preferred Series B Group sent various demand letters and instituted legal proceedings against the Company and each of the directors other than their representative and the former director who owns the Series C preferred stock. One of the complaints in the group’s lawsuit involved a loan to the Company that was approved by the entire Board, including the group’s representative!

•	In April 2013, your Board of Directors formed a Special Committee and retained Morrison & Foerster to investigate various shareholder letters that were received, including one which alleged the two directors representing our Series B and Series C preferred stockholders acted in concert to attempt to scuttle the Company’s recent financing plan. The letter also alleged that these two directors sought to prevent the Company from paying back its lenders in 2010 and 2011. The director who owns the Series C preferred stock resigned from the Board on April 29, 2013.

•	The Preferred Series B Group is attempting to acquire control of your Company without paying any control premium to our common stockholders, as noted above.

•	We offered a second Board seat to the Preferred Series B Group in an attempt to avoid a very costly and disruptive proxy fight, but this offer was rejected by the group.

We note that while the members of the Preferred Series B Group own shares of our common stock, they acquired all of their shares of outstanding common stock at no cost to them by doing a cashless exercise of free warrants they received in connection with our issuance of preferred stock and notes to them. As a result, they have no cash invested in any of our outstanding shares of common stock.

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WE BELIEVE THAT A CONVICTED FELON IS DIRECTING HWH LENDING!

•	The sole member of HWH lending is a trust represented by Karen Singer, who has or had a marital relationship with Gary A. Singer.

•	Gary Singer was convicted of violating the federal securities laws and is banned for life from serving as a director or officer of any public company!

•	Gary Singer has been the primary person the Company’s representatives have dealt with respect to actions taken by HWH Lending! The Company has never spoken to or met Karen Singer since its involvement with HWH Lending three years ago. Even HWH Lending’s legal counsel copied Gary Singer and not Karen Singer on its correspondence to the Company.

THE PREFERRED SERIES B GROUP WANTS YOUR COMPANY TO PAY THEM FOR THEIR EFFORTS TO ACQUIRE CONTROL OF YOUR COMPANY!

•	On page 8 of their proxy statement, the Preferred Series B Group estimate their solicitation costs to be approximately $200,000 and state “We will seek reimbursement of all solicitation expenses from the Company and do not currently intend to seek a vote of the stockholders for approval of such reimbursement.” (emphasis added)

•	We do not believe it is appropriate for the Preferred Series B Group to seek reimbursement of their expenses without stockholder approval of such reimbursement.

WE BELIEVE THE NOMINEES OF THE PREFERRED SERIES B GROUP HAVE LIMITED PHARMACY EXPERIENCE!

•	Two of the three nominees of the Preferred Series B Group - Messrs. Pons and Howe – have no experience operating or managing a pharmacy and healthcare e-commerce company like HealthWarehouse.

•	In contrast, three of your Board’s current director nominees have significant experience in managing and operating a pharmacy and e-commerce company from their prior experience and Board service.

A COMPANY ALREADY CONTROLLED BY THE PREFERRED SERIES B GROUP AND ITS NOMINEES HAS PERFORMED POORLY!

•	Robert Pons is the Chairman of LiveWire Mobile, and Matthew Stecker is the Chief Executive Officer of LiveWire. Messrs. Pons and Stecker are two of the nominees of the Preferred Series B Group.

•	Mr. Stecker represented to your Board that Messrs. Gary Singer and Lloyd Miller of Milfam own 49% of the equity of LiveWire.

•	LiveWire’s stock price closed at $0.55 per share on July 23, 2013, a decline of over 53% from $1.18 on September 19, 2012 and a decline of over 81% from $3.00 per share on May 5, 2011!

•	LiveWire lost money in both 2012 and 2011 and had a negative net worth of $2.7 million at December 31, 2012!

All references to your Board of Directors in this letter exclude Matthew Stecker, who has been the representative of the Preferred Series B Group and who is one of their nominees.

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It is important that your shares of HealthWarehouse.com common stock be represented and voted at the annual meeting. Even if you plan to attend the annual meeting in person, please vote your shares by signing, dating and mailing the enclosed WHITE proxy card in the accompanying postage-paid envelope as soon as possible. In addition, you may vote over the Internet or by telephone by following the directions on your WHITE proxy card. Every vote counts!

On behalf of your Board of Directors, we thank you for your support.

/s/ Lalit Dhadphale

Lalit Dhadphale
President and Chief Executive Officer

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

AST Phoenix Advisors
6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

For shareholder questions: 1-877-478-5038.
For banks and brokers: 1-212-493-3910.

We urge you NOT to sign any Gold proxy card sent to you by HWH Lending, LLC and Milfam I L.P., and their affiliates, including Karen Singer and Lloyd I. Miller. If you have already done so, you have the legal right to change your vote by using the enclosed WHITE proxy card, as only the latest-dated proxy card counts. In addition, you may vote over the Internet or by telephone by following the directions on your WHITE proxy card.

Important Information Regarding the Company and Its Participants

The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a proxy statement in connection with the 2013 Annual Meeting, and advises its stockholders to read the proxy statement and any and all supplements and amendments thereto because they contain important information.  Stockholders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.  The proxy statement and these other documents may also be obtained upon request addressed to the Company at 7107 Industrial Road, Florence Kentucky 41042 or by calling AST Phoenix Advisors toll free at 1-877-478-5038. The Company, its directors and its executive officers may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting.  Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the proxy statement filed with the SEC on July 24, 2013.

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